UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

MYLAN INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

The information below supplements our Proxy Statement dated April 12, 2013 in order to further address the extensive actions taken by the Compensation Committee with respect to our compensation and governance practices since our 2012 Annual Meeting of Shareholders.

After the 2012 vote, the Compensation Committee and the Board of Directors engaged in extensive, detailed, and wide ranging discussion throughout the year regarding the reasons for the vote and the Company’s response.  The Compensation Committee also consulted with expert external consultants on compensation and corporate governance in determining the Company's course and direction.  The Compensation Committee carefully reviewed past reports of proxy advisory firms and reached out to shareholders to better understand their perspectives.  We refer you to page 24 of our 2013 Proxy Statement for additional information regarding our investor outreach.  The Compensation Committee and the full Board engaged in many meetings and discussions, including the external experts who provided outstanding guidance to us.  As a result, we implemented a substantial number of enhancements to our governance and compensation practices, as discussed in detail in the Proxy Statement.

Shareholder Outreach Directed By The Compensation Committee.  The Compensation Committee was highly, in fact intensely, engaged in all of the governance and compensation matters discussed in the Proxy Statement, and in the outreach and response to investors.  The Committee directed the Executive Chairman and the Chief Financial Officer to reach out to investors to discuss the 2012 Say On Pay vote.  Although those investors were interested, of course, in the Compensation Committee's response to the Say on Pay vote and other governance matters, they also were deeply interested in hearing about the rationale for the management transition, Mr. Coury’s continued commitment to the Company, and the strategic direction of the Company.  In addition, for some of these investors, this was their first in-person contact with the Company.  For these reasons, the Compensation Committee believed that, under its direction, the Executive Chairman and Chief Financial Officer were the best people to handle this outreach with materials that were approved by the Compensation Committee.

Shareholder Feedback.  As referenced on page 24 of our Proxy Statement, the Compensation Committee directed an outreach to shareholders representing over 30% of our outstanding shares to determine their view of our compensation programs, among other matters.  During this investor outreach, the primary concerns heard from our shareholders were:

•	Shareholders preferred a higher percentage of performance-based equity used in our LTI (long-term incentive) program;

•	Both short- and long-term incentive plans used adjusted diluted EPS as the performance metric;

•	The Company’s long-term incentive plan metrics should include a relative performance metric and the Company should consider the use of TSR (total shareholder return) as a performance metric;

•	The Compensation Committee should not use positive discretion in determining annual incentive cash payouts; and

•	The peer group used by the Compensation Committee was not sufficiently representative of the size of the Company.

To address these and other issues, the Compensation Committee adopted the policy and process changes identified on page 24 of our Proxy Statement – including changes that were responsive to each of the above-noted items.  Importantly, many investors informed us that they exclude pension benefits from their compensation analysis and/or did not have concerns regarding pension benefits and excise tax gross up provisions included in change in control agreements. During our process, we specifically considered the pre-2012 contractual nature of these obligations and concluded that, in a period of management transition and while the Company was performing at such high levels, the potential harm that could be caused by modifying contractual obligations outweighed the harm of leaving the provisions in place in those legacy change in control agreements executed prior to 2011.  Nevertheless, we have committed to not enter into any new agreements with executive officers that contain tax gross-ups.  In short, the Company -- as led by its Compensation Committee and our entire Board – listened to our shareholders and made the changes requested.

Enhanced Disclosure In Our Proxy Statement.  In addition to reaching out to shareholders, the Compensation Committee reviewed our past proxy statements and dozens of proxy statements from other companies and determined to enhance our proxy disclosure regarding matters of interest to shareholders, to further communicate the rationale for and benefits of the Company’s strategies, describe the new management structure implemented in 2012, and provide additional detail regarding our governance practices.  We realized that this enhanced communication was even more important for those shareholders with whom we had the least contact.

Developing Governance Perspectives.  The Compensation Committee also consulted leading experts in the field of corporate governance, had many meetings and conversations with those experts, and attended substantive external educational programs.  The Compensation Committee reviewed past reports of proxy advisory firms as well as numerous other sources of information regarding best practices and emerging trends in corporate governance.  As a result of these consultations, the Compensation Committee's own analysis, comments from shareholders, and review of external commentary, the Compensation Committee implemented numerous and extensive enhancements to our corporate governance and compensation-related policies.  We refer you to pages 13, 24-31, and 52 of the Proxy Statement for more specific discussion of the many important enhancements implemented as a result of this extensive analysis and evaluation.

At the same time that we were implementing these changes to our governance and compensation policies, we, as a Company, continued to perform for shareholders.  As discussed in the Proxy Statement, Mylan had record performance in 2012 and our 1, 3 and 5-year total shareholder return exceeded both the S&P 500 Index and the S&P Pharmaceuticals Index over the same period.

The Company and its Compensation Committee appreciate the input of our shareholders and the comments from proxy advisory firms.  Overall the Committee and Board believe that we made extensive enhancements to our governance and compensation practices and that this additional material will further expand your understanding of our comprehensive response to the 2012 Say on Pay vote.  In short, we believe the Proxy, together with this additional material, demonstrates clearly and unequivocally the exceptional operational and financial performance of Mylan in 2012 and the proactive leadership role the Board played in reshaping the governance of the Company.  We encourage you to review the information in the Proxy carefully and trust that after a thorough review you will concur with our recommendation to vote in support of the Advisory Vote on Executive Compensation and against the Shareholder Proposal for a policy requiring the Chairman to be Independent for the reasons discussed in detail on pages 46-50 of the Proxy Statement.

2